QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.23

[Merrill Corporation Letterhead]

November 23, 2005

Mr. Craig Levinsohn
1964 Cedar Lake Parkway
Minneapolis, Minnesota 55416

RE: Employment with Merrill Communications LLC

Dear Craig:

        I am pleased to make you a contingent offer of full-time employment with Merrill Communications LLC in the position of Executive Vice President of Marketing reporting to me. I am very much looking forward to your acceptance and the prospect of having you on the team and working with you.

        You will be an executive member of Merrill's senior management team, responsible for all Merrill corporate marketing functions including go-to-market strategy, marketing communications, product marketing and public relations. Should business needs warrant it, your responsibilities and duties may be modified by executive management; provided, however, that any such modification will be comparable to and appropriate for your professional skills and abilities. I expect you will devote full-time attention to your duties, subject to approved time off and reasonable absences on account of temporary illness. I also expect you to diligently and conscientiously perform those duties and comply with Merrill policies and procedures. Your employment is "at will," which means either you or Merrill may terminate this arrangement for any reason at any time. All references to future employment are subject to your at-will employment status.

        Upon commencement, your starting salary will be $230,000 annually, paid in accordance with Merrill's payroll practices (currently semi-monthly). Given your role, you will not receive payment for any overtime worked. You will be eligible to participate in the fringe benefits package on the same terms and conditions we offer our employees, such as life, medical, dental, and disability insurance. Along with the standard benefit package, I am pleased to offer our Executive Management Benefit package that includes a Supplemental Retirement Plan, Supplemental Long Term Disability Plan, Annual Financial Planning assistance, and an Executive Physical Benefit. We will arrange a time to cover these additional benefits in greater detail.

        Executives within Merrill do not accrue an annual paid vacation bank, holiday or sick time; however, you are eligible for paid time off from work (for vacation, holidays, and illness) as mutually agreed upon and as is reasonable given your position. Merrill will also reimburse your ordinary and reasonable expenses incurred in accordance with our policies for reimbursement of employee expenses.

        You will be eligible to participate in the annual Management Incentive Bonus Plan ("MIP") that rewards performance based on the Company's fiscal year (February 1 through January 31) results. Your MIP target bonus will be 50% of your salary. MIP bonuses, if any, are paid in April, upon your achieving the required performance results and being actively employed at the time of payout. As your commencement date is anticipated to be very late in the current fiscal year and reasonable objectives would not yet be established, I will commit to a $20,000 bonus paid in April, 2006 (in conjunction with the MIP plan payout timing).

        Further, I will recommend to our Compensation Committee of the Board of Directors that you participate in the 1999 Merrill Corporation Stock Option Plan, as amended (the "Plan"). The Compensation Committee meets periodically and you will be notified if a grant is awarded. Upon granting the option award, you will receive information regarding the Plan and the option grant at that time.

        In the event Merrill terminates your employment for any reason other than for Cause, Merrill will provide special services pay equal to four months of base salary. The obligations of the Company to provide the special services pay are conditional upon the Executive signing a release of claims. Cause for termination is defined as (i) dishonesty, fraud or gross or willful misconduct; (ii) breach of any material provision of this Agreement, or (iii) neglect of duties.

        Merrill invests a significant amount of time and money on technology and research in order to develop and maintain its goodwill and success. During your employment, you will have access to Merrill's confidential information, which is information that belongs to Merrill and is not generally known by third parties. Confidential information includes, by way of example only, trade secrets, financial information, customer lists, business plans and strategies, and research and development work. You acknowledge that during your employment with Merrill and for an indefinite period of time following the separation of your employment, Merrill is entitled to protection from the use of such information by you or a third party, or disclosure of such information to a third party. You therefore agree that you will never disclose such information to any third party, or use such information for your own benefit or for the benefit of another unless it is necessary for the performance of your work duties as a Merrill employee. Similarly, you also agree that while working at Merrill, you will not disclose or use the confidential information of your former employers.

        One way Merrill invests in its business is to support your efforts to develop and maintain close working relationships with Merrill's clients and vendors. You acknowledge that for one year following the termination of your employment, you agree not to directly or indirectly compete with Merrill's existing businesses and Merrill is entitled to protection from the use or disclosure of the client or vendor relationships for the benefit of a third party or for your own benefit. You therefore agree that for one year following the termination of your employment, you will not directly or indirectly call upon, solicit, or provide any service or product to any existing or potential Merrill client serviced by, assigned to, or solicited by you working alone or in conjunction with another Merrill employee. The restrictions of the preceding sentence apply only where the client is solicited to purchase a service or product that competes with a service or product of Merrill. You also agree that for one year following the termination of your employment, you will not directly or indirectly solicit any of Merrill's vendors if such termination is for the benefit of any person or entity that competes with Merrill. You also agree that, for one year following termination of your employment, you will not encourage any of Merrill's vendors to diminish their business dealings with Merrill. You further agree that during your employment you will not engage in any business that is competitive with Merrill's and that for one year after your employment with Merrill, you will not solicit or cause to be solicited any employee of Merrill for the purpose of employment with any competitor of Merrill.

        If you violate these restrictions, you will cause irreparable harm to Merrill and you agree that Merrill will be entitled to injunctive relief, in addition to any other remedies allowed by law, and the costs incurred in enforcing the restrictions, including reasonable attorney fees. Should a court rule that a restriction is unreasonable or otherwise unenforceable, the court shall modify the restriction to the extent necessary to make the provision enforceable.

        Based on your representation that you do not have any contractual obligations that prevent you from working for us, we are pleased to make this contingent offer of full-time employment to you with Merrill Communications LLC ("Merrill") on the following terms.

  1.
  Taking and passing a drug test. No employee may report to work before having received the results. You may request information regarding Merrill's Substance Abuse Policy from Human Resources.

  2.
  Completion of a criminal background investigation and acceptable results of the investigation.

  3.
  Proof of eligibility to work in the US for Merrill (US citizen, permanent resident, H1-B, etc.).

    Note: you must not report to work before having received acceptable results from the drug test and criminal background investigation.

        This Agreement can be assigned by Merrill. It contains the entire understanding of the parties with respect to the provisions of this offer and supersedes any previous oral or written agreements about those provisions. However, if you have signed or may in the future sign an agreement as an equity participant in Merrill Corporation, any such agreement remains in full force and effect.

        I am very excited to have you join the team—and we look forward to your contributions to the Merrill business results.

        Please sign below where indicated and return one copy of this letter agreement to me acknowledging your acceptance.

Sincerely,

/s/ Rick Atterbury Rick Atterbury President and Chief Operating Officer Corporate
I agree and accept the stated terms and conditions.
/s/ Craig Levinsohn Craig Levinsohn
cc:	HR
Legal

QuickLinks

  Exhibit 10.23